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			FEDERAL PAPER BOARD COMPANY, INC.                       EXHIBIT 11
		COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
				(Unaudited)
							    For the Twelve Weeks Ended
							   March 25,           March 26,
In thousands except per share amounts                        1995                1994
Assuming No Dilution:
Net Income (Loss)                                           $46,900             $(3,300)
Dividends on Convertible Preferred Stock                     (1,446)             (1,525)
Net Income (Loss) Applicable to Common Shares               $45,454             $(4,825)
Actual Weighted Average Number of Common
  Shares Outstanding                                         42,596              42,174

Earnings (Loss) Per Common Share Assuming No Dilution         $1.07               $(.11)

Assuming Full Dilution:
Net Income (Loss)                                          $ 46,900             $(3,300)
Dividends on Convertible Preferred Stock                       -                 (1,525)
Net Income (Loss) Applicable to Common Shares, Common
  Equivalent Shares and Dilutive Securities                $ 46,900             $(4,825)

Shares:
  Adjusted Weighted Average Number of Common
     Shares Outstanding                                      42,595              42,174
  Dilutive Common Equivalent Shares Issuable
     Under Stock Option Plans                                   575                (a)
  Common Shares Issuable Assuming Conversion of
     $1.20 Convertible Preferred Stock                          262                (a)
  Common Shares Issuable Assuming Conversion of
     $2.875 Convertible Preferred Stock                       3,923                (a)
  Weighted Average Number of Common and Dilutive
   Common Equivalent Shares and Dilutive Securities          47,355              42,174

Earnings (Loss) Per Common Share Assuming Full Dilution        $.99               $(.11)

Primary Earnings (Loss) Per Share (b):
  Weighted Average Number of Common Shares Outstanding       42,596              42,174
  Dilutive Common Equivalent Shares Issuable Under
      Stock Option Plans                                        555                (a)
  Weighted Average Number of Common and Dilutive
      Common Equivalent Shares                               43,151              42,174

Primary Earnings (Loss) Per Common Share                      $1.05               $(.11)

(a)     Antidilutive Issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings (loss) applicable to common shares are the same as in the calculation assuming no dilution.

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